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                                                                    EXHIBIT 99.1

                          [ASSOCIATED BANC-CORP LOGO]

NEWS RELEASE


           ASSOCIATED BANC-CORP TO ACQUIRE FIRST FEDERAL CAPITAL CORP

       GREEN BAY, Wis. -- April 27, 2004 -- Associated Banc-Corp (NASDAQ: ASBC) will acquire First Federal Capital Corp (NASDAQ: FTFC) under a definitive agreement signed by the two companies today. The stock and cash transaction is valued at $613 million, including stock options, based on the closing Associated share price on April 27, 2004. First Federal, based in La Crosse, Wis., is a $3.7 billion community bank with 91 banking locations serving more than 40 communities in Wisconsin, northern Illinois and southern Minnesota.
       "First Federal's community banking values and its strength in attractive markets provide a highly complementary addition to the Associated family. Together, we will build on those values and that strength to grow and serve our customers," said Paul Beideman, president and CEO of the $15.5 billion Associated, based in Green Bay, Wis.
       Under terms of the agreement, First Federal shareholders will receive ..635 shares of Associated Banc-Corp stock for each share of First Federal stock they hold, an equivalent amount of cash, or a combination thereof. Based on Associated's closing price of $42.19 on April 27, the exchange ratio represented a price per First Federal share of $26.79, implying a 27 percent premium to the market price.
       Associated will allocate, in aggregate, 10 percent cash and 90 percent stock. The transaction is tax-free for those shareholders receiving Associated stock. First Federal will merge into Associated, and will receive two seats on Associated's Board of Directors.

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ASSOCIATED-FIRST FEDERAL, add one




       "We welcome the considerable skills First Federal brings to our organization, and the resources they bring to our customers. We will extend First Federal's 70-year history as a leading consumer banking institution while bringing First Federal customers a much wider range of services and greater convenience. At the same time, Associated customers will enjoy the benefits of being part of a bigger and more geographically diverse bank," he said.
       "We remain steadfastly committed to the community banking model of servicing customer relationships and local decision making philosophy that have long been a hallmark of Associated's success," Beideman said.
       "One of the reasons First Federal was so attractive to us was their approach to customer service, which is so similar to Associated's," Beideman said. "First Federal is steeped in the hometown relationships and work ethic that makes this region a great place to live and work. As part of Associated, First Federal employees will be able to continue in that culture, while bringing a greatly expanded array of products and services to their customers."
       Jack Rusch, president and CEO of First Federal, said, "We are very excited about the opportunities ahead of us as First Federal and Associated come together. The expanded range of products and services will be obvious to our customers. At the same time, we are pleased to become part of a highly respected Wisconsin company that shares our community banking philosophy and values."
       Beideman and Rusch noted that while the geographic footprints of the two organizations generally overlap, the distribution of Associated and First Federal office locations are complementary, limiting the need for disruptive branch closures.
       Over time, certain back office support facilities currently operated by First Federal will become unnecessary. Beideman said Associated would treat any displaced employees with the utmost fairness and would seek new positions for them in the combined organization.
       The transaction is expected to be completed during the fall of 2004, subject to regulatory approvals.
       The companies expect integration planning to begin immediately and the conversion of all deposit and loan accounts to take place within six months of the transaction's closing.

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ASSOCIATED-FIRST FEDERAL, add two



       First Federal serves nearly 250,000 households with checking, savings, investment and loan products. Its 91 office locations include 49 supermarket branches. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. First Federal also offers business banking products in select markets.
      Associated Banc-Corp has 218 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.
       Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management's plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as "believe," "expect," "anticipate," "plan," "estimate," "should," "will," "intend," or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company's Annual Report filed on Form 10-K.

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CONTACTS:

FIRST FEDERAL CAPITAL CORP:                             ASSOCIATED BANC-CORP:
                                                        Investors: Joe Selner
            John Berg,                                             CFO
            Marketing Director & Investor Relations                920-491-7120
            608-796-4436
                                                        Media: Jon Drayna
                                                               Director of Corp.
                                                               Communications
                                                               920-491-7006